UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2005

CADMUS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-12954	54-1274108
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court, Suite 200 Richmond, Virginia	23226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 287-5680

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Adoption of Fiscal Year 2006 Incentive Plan

On August 9, 2005, the Human Resources and Compensation Committee (the Committee) of the Board of Directors adopted and approved the FY 2006 Incentive Plan (the Incentive Plan), pursuant to which executive officers and certain other employees may earn annual cash bonuses based on fiscal 2006 performance. The purpose of the Incentive Plan, which is substantially the same as the FY 2005 Incentive Plan, is to motivate and reward participants for the achievement of financial and non-financial objectives that directly contribute to the success of the various Company business groups and the Company overall. The Incentive Plan provides the opportunity to earn cash bonuses to key managers at the Company and subsidiary levels, including the Company’s executive officers, who have accountability for and a significant impact on business strategy, business growth and profitability. For each participant, the cash bonus compensation is based on the participant’s performance and (i) the Company’s earnings per share for corporate participants or (ii) the Company’s earnings per share and the operating profit of a business group for business group participants. A grid based primarily upon operating profits and earnings improvements for each Cadmus business unit generates a variable “pool” from which the annual cash bonuses may be paid. As operating profits increase, the pool grows. The pool earned by a business unit may be increased or decreased, but not eliminated, by the corporate earnings per share for the year. Based on performance as measured against these factors, participants are eligible to receive a bonus payment ranging from 10% to 60% of base salary. The Committee has the authority, in its sole discretion, to adjust the overall incentive pool and/or individual incentive awards as deemed necessary to meet minimally acceptable earnings per share requirements, to adjust for individual or division performance that falls below the Incentive Plan threshold or above the Incentive Plan maximum or to adjust for individual performance determined by the Committee to require either positive or negative adjustments.

A copy of the FY 2006 Incentive Plan description will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2005.

Fourth Amendment to Senior Bank Credit Facility

On September 12, 2005, Cadmus Communications Corporation and certain subsidiary Guarantors executed the Fourth Amendment to Second Amended and Restated Credit Agreement dated as of September 12, 2005. The amendment modified certain definitions and covenants of the $100.0 million Second Amended and Restated Credit Agreement dated as of January 28, 2004, primarily to permit the execution of certain elements of the Company’s previously announced comprehensive equipment and facility upgrade program.

A copy of the amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2005.

Statements contained in this report relating to the Company’s future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact the Company’s pension liability, (3) the Company’s ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) the Company’s ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which the Company competes, (6) the loss of significant customers or the decrease in demand from customers, (7) the Company’s ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) the Company’s ability to implement and realize the expected benefits associated with the Company’s equipment upgrade program, including the Company’s ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) the Company’s ability to operate effectively in markets outside of North America, and (11) the Company’s ability to realize the tax benefits associated with certain transactions. Other risk factors are detailed from time to time in the Company’s other Securities and Exchange Commission filings. The information provided in this report is provided only as of the date of this report, and the Company undertakes no obligation to update any forward-looking statements made herein.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADMUS COMMUNICATIONS CORPORATION
(Registrant)

By:	/s/ Bruce V. Thomas
Bruce V. Thomas
President and Chief Executive Officer

Date: September 16, 2005